Exhibit 99.1

PLAN OF CONVERSION

This PLAN OF CONVERSION (this “Plan of Conversion”) sets forth the terms and conditions pursuant to which New Fortress Energy LLC, a Delaware limited liability company (the “Company”), shall effect a conversion into a Delaware corporation (the “Conversion”) to be known as New Fortress Energy Inc., pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “Act”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, the Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware;

WHEREAS, Section 10.3(d) of the Company’s First Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) provides that the Board of Directors of the Company (the “Board”) is permitted, without approval of the Company’s members (the “Members”), to convert the Company into a new limited liability entity if (i) the sole purpose of such conversion is to effect a mere change in the legal form of the Company and (ii) the governing instruments of the new entity provide the Members and the Board with substantially the same rights and obligations as contained in the LLC Agreement;

WHEREAS, in accordance with the provisions of Section 10.3(d) of the LLC Agreement, the Board has determined that it is advisable and in the best interests of the Company that the Company be converted into and thereafter become, and continue to exist as, a Delaware corporation pursuant to Section 18-216 of the Act and Section 265 of the DGCL;

WHEREAS, for U.S. federal (and corresponding state and local) income tax purposes, (i) the Conversion is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Plan of Conversion constitutes a plan of reorganization within the meaning of U.S. Treasury Regulations Section 1.368-2(g), and (iii) the Company and New Fortress Energy Inc. will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

WHEREAS, Section 5.20 of the LLC Agreement permits a process pursuant to which Special Approval (as defined in the LLC Agreement) may be obtained with respect to any transaction, activity, arrangement or circumstance that may involve a potential conflict of interest, if (i) it has been specifically approved by a majority of the members of the Conflicts Committee (as defined in the LLC Agreement), or (ii) it complies with any rules or guidelines established by the Conflicts Committee with respect to categories of transactions, activities, arrangements or circumstances that are deemed approved by the Conflicts Committee;

WHEREAS, the Conflicts Committee, after due and careful consideration, (i) has unanimously determined that it is advisable and in the best interests of the Company that the Company be converted into and thereafter become, and continue to exist as, a corporation in accordance with Section 18-216 of the Act and Section 265 of the DGCL, (ii) has provided its “Special Approval” of such Conversion pursuant to Section 5.20 of the LLC Agreement and (iii) has unanimously approved, and recommended that the Board approve, such Conversion;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company that the Company be converted into and thereafter become, and continue to exist as, a corporation in accordance with Section 18-216 of the Act and Section 265 of the DGCL; and

WHEREAS, pursuant to Section 18-404(d) of the Act, the Board has, at a meeting of the Board, duly approved, authorized, adopted, ratified and confirmed the Conversion pursuant to Section 18-216 of the Act and Section 265 of the DGCL, upon the terms and subject to the conditions set forth in this Plan of Conversion.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company agrees as follows:

1.          Conversion.  At the Effective Time (as defined below), the Company will be converted into a Delaware corporation, pursuant to Section 18-216 of the Act and Section 265 of the DGCL, under the name “New Fortress Energy Inc.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company. The Company will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion will not be deemed to constitute a dissolution of the Company and will constitute a continuation of the existence of the Company in the form of a Delaware corporation.

2.          Effective Time. On August 3, 2020, the Company shall file the Certificate of Conversion, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Section 265 of the DGCL. The Conversion shall become effective at 12:01 a.m. (Eastern time) on August 7, 2020 (such time of effectiveness, the “Effective Time”).

3.          Governing Documents.  (i) At the Effective Time, the Certificate of Formation shall be cancelled and the LLC Agreement shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation, and the By-Laws of the Corporation, in the form attached hereto as Exhibit C (the “By-Laws”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

4.          Conversion of Shares.  At the Effective Time, by virtue of the Conversion and without any action on the part of the Company, the Board or any Member, each Class A Share of the Company issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Class A Common Stock, par value $0.01 per share, of the Corporation.

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5.          Board of Directors.  Each member of the board of directors of the Company as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws. Wesley R. Edens shall be Chairman of the board of directors of the Corporation immediately upon the Effective Time.

6.          Officers.  Each officer of the Company as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, and shall retain the same title with the Corporation from and after the Effective Time as he or she had with the Company immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

7.          Effects of Conversion.  Immediately upon the Effective Time, the Conversion shall have the effects set forth in 18-216(h) of the Act and Section 265(f) of the DGCL, including, without limitation, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in the Company will not revert or be in any way impaired by reason of the Act or the DGCL. Following the Conversion, all rights of creditors and all liens upon any property of the Company will be preserved unimpaired, and all debts, liabilities and duties of the Company will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, will not be deemed, as a consequence of the Conversion, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

8.          Further Assurances.  If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Conversion, the Company and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Conversion, and the directors and authorized officers of the Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

9.          Governing Law.  This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdictions other than the State of Delaware.

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10.        Amendment or Termination.  This Plan of Conversion may be amended or terminated at any time before the Effective Time by action of the Board.

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Exhibit A

Certificate of Conversion

[See attached]

Exhibit B

Certificate of Incorporation

[See attached]

Exhibit C

By-Laws

[See attached]